EXHIBIT 8.1

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Thacher Proffitt LETTERHEAD                         Thacher Proffitt & Wood LLP
                                                    Two World Financial Center
                                                    New York, NY 10281
                                                    212.912.7400

                                                    Fax: 212.912.7751
                                                    www.tpwlaw.com



                                                       December 21, 2004


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
American Home Mortgage Acceptance Corp.                     Wilmington Trust Company
538 Broadhollow Road                                        Rodney Square North
Melville, New York 11747                                    1100 North Market Street
                                                            Wilmington, Delaware 19890-0001

American Home Mortgage Securities LLC                       Bear, Stearns & Co. Inc.
538 Broadhollow Road                                        383 Madison Avenue
Melville, New York 11747                                    New York, New York 10179

American Home Mortgage Acceptance Corp.                     The Bank of New York
538 Broadhollow Road                                        101 Barclay Street, 8W
Melville, New York 11747                                    New York, New York 10286

American Home Mortgage Servicing, Inc.                      Citigroup Global Markets Inc.
7142 Columbia Gateway Drive                                 390 Greenwich Street 6th Floor
Columbia, Maryland 21046                                    New York, New York 10013

Lehman Brothers Inc.                                        UBS Securities LLC
745 Seventh Avenue                                          1285 Avenue of the Americas
New York, New York 10019                                    New York, New York 10019

MBIA Insurance Corporation
113 King Street
Armonk, New York 10504
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                  Opinion: Underwriting Agreement (Tax)
                  American Home Mortgage Investment Trust 2004-4,
                  MORTGAGE-BACKED NOTES, SERIES 2004-4

Ladies and Gentlemen:

         We have acted as counsel to American Home Mortgage Acceptance Inc. (the "Seller"), American Home Mortgage Securities LLC (the "Depositor"), American Home Mortgage Investment Trust 2004-4 (the "Issuer"), American Home Mortgage Investment Corp. ("AHMIC"), and American Home Mortgage Servicing, Inc. as RMBS master servicer (in that capacity, the "RMBS Master Servicer") and HELOC subservicer (in that capacity, the "HELOC Subservicer") in connection with (i) the Mortgage Loan Purchase Agreement, dated as of December 21, 2004 (the "Seller Sale Agreement"), between the Seller and the Depositor, (ii) the Amended and Restated Trust Agreement, dated as of December 21, 2004 (the "Trust Agreement" or the "Depositor Sale Agreement"), among the Depositor, Wilmington Trust Company as owner trustee of the Issuer (the "Owner Trustee") and The Bank of New York and

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American Home Mortgage Investment Trust 2004-4
December 21, 2004                                                         Page 2

the trust certificates (the "Trust Certificates") issued pursuant thereto, (iii) the RMBS Servicing Agreement, dated as of December 21, 2004 (the "RMBS Servicing Agreement"), among the RMBS Master Servicer, the Issuer, the Seller and The Bank of New York (the "Indenture Trustee"), (iv) the HELOC Servicing Agreement, dated as of December 21, 2004 (the "HELOC Servicing Agreement"), among GMAC Mortgage Corporation (the "HELOC Master Servicer"), the Issuer, the Seller and the Indenture Trustee, (v) the HELOC Subservicing Agreement, dated as of December 21, 2004 (the "HELOC Subservicing Agreement", and collectively with the RMBS Servicing Agreement and the HELOC Servicing Agreement, the "Servicing Agreements"), between the HELOC Subservicer and the HELOC Master Servicer, (vi) the Custodial Agreement, dated as of December 21, 2004 (the "Custodial Agreement"), among the Indenture Trustee, the Depositor, the RMBS Master Servicer, the HELOC Master Servicer and Deutsche Bank National Trust Company (the "Custodian"), (vii) the Indenture, dated as of December 21, 2004 (the "Indenture"), between the Issuer and the Indenture Trustee and the Mortgage-Backed Notes, Series 2004-4 (the "Notes") issued pursuant thereto,
(viii) the Underwriting Agreement, dated as of December 17, 2004 (the "Bear, Stearns Underwriting Agreement"), among the Depositor, AHMIC, Bear, Stearns & Co. Inc. ("Bear, Stearns"), Lehman Brothers, Inc. ("Lehman"), Citigroup Global Markets Inc. ("Citigroup") and UBS Securities LLC ("UBS", and collectively with Bear, Stearns, Lehman, Citigroup and UBS, the "Underwriters"), (ix) the Underwriting Agreement, dated as of December 17, 2004) the "Lehman Underwriting Agreement", and together with the Bear, Stearns Underwriting Agreement, the "Underwriting Agreements"), among the Depositor, AHMIC and Lehman, (x) the Bill of Sale, dated December 21, 2004 (the "AHM SPV Bill of Sale"), between the Depositor and AHM SPV III, LLC ("AHM SPV"), (xi) the Purchase Agreement between AHMIC and the Depositor dated December 21, 2004 (the "Purchase Agreement"),
(xii) the Prospectus Supplement, dated December 17, 2004 (the "Prospectus Supplement"), and the Prospectus to which it relates, dated December 17, 2004 (the "Base Prospectus"; together with the Prospectus Supplement, the "Prospectus"), (xiii) the Insurance Agreement, dated as of December 21, 2004 (the "Insurance Agreement"), among MBIA Insurance Corporation as insurer, the Seller, the Depositor, AHMIC, the Issuer, the Owner Trustee, the RMBS Master Servicer and the Indenture Trustee and (xiv) the Indemnification Agreement, dated as of December 21, 2004 (the "Indemnification Agreement"), among the Seller, the Depositor, the Issuer, AHMIC and Lehman. The Seller Sale Agreement, the Depositor Sale Agreement, the Servicing Agreements, the Custodial Agreement, the Indenture, the Underwriting Agreements, the AHM SPV Bill of Sale, the Purchase Agreement, the Insurance Agreement and the Indemnification Agreement are collectively referred to herein as the "Agreements". Capitalized terms not defined herein have the meanings assigned to them in the Agreements.

         In rendering this opinion letter, as to relevant factual matters we have examined the documents described above and such other documents as we have deemed necessary including, where we have deemed appropriate, representations or certifications of officers of parties thereto or public officials including in particular, but not limited to, the representation of AHMIC that it is now a "real estate investment trust" within the meaning of ss.856(a) of the Internal Revenue Code of 1986 ( the "Code"). In rendering this opinion letter, except for the matters that are specifically addressed in the opinions expressed below, with your permission we have assumed, and are relying thereon without independent investigation, (i) the authenticity of all documents submitted to us as originals or as copies thereof, and the conformity to the originals of all documents submitted to us as copies, (ii) the necessary entity formation and continuing existence

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American Home Mortgage Investment Trust 2004-4
December 21, 2004                                                         Page 3

in the jurisdiction of formation, and the necessary licensing and qualification in all jurisdictions, of all parties to all documents, (iii) the necessary authorization, execution, delivery and enforceability of all documents, and the necessary entity power with respect thereto, and (iv) that there is not any other agreement that modifies or supplements the agreements expressed in any document to which this opinion letter relates and that renders any of the opinions expressed below inconsistent with such document as so modified or supplemented. In rendering this opinion letter, except for the matters that are specifically addressed in the opinions expressed below, we have made no inquiry, have conducted no investigation and assume no responsibility with respect to (a) the accuracy of and compliance by the parties thereto with the representations, warranties and covenants as to factual matters contained in any document or (b) the conformity of the underlying assets and related documents to the requirements of any agreement to which this opinion letter relates.

         This opinion letter is based upon our review of the documents referred to herein. We have conducted no independent investigation with respect to the facts contained in such documents and relied upon in rendering this opinion letter. We also note that we do not represent any of the parties to the transactions to which this opinion letter relates or any of their affiliates in connection with matters other than certain transactions. However, the attorneys in this firm who are directly involved in the representation of parties to the transactions to which this opinion letter relates, after such consultation with such other attorneys in this firm as they deemed appropriate, have no actual present knowledge of the inaccuracy of any fact relied upon in rendering this opinion letter.

         In rendering this opinion letter, we do not express any opinion concerning any law other than the federal income tax laws of the United States, including without limitation the Internal Revenue Code of 1986, as amended (the "Code"). We do not express any opinion herein with respect to any matter not specifically addressed in the opinions expressed below, including without limitation (i) any statute, regulation or provision of law of any county, municipality or other political subdivision or any agency or instrumentality thereof or (ii) the securities or tax laws of any jurisdiction.

         The tax opinions set forth below are based upon the existing provisions of applicable law and regulations issued or proposed thereunder, published rulings and releases of applicable agencies or other governmental bodies and existing case law, any of which or the effect of any of which could change at any time. Any such changes may be retroactive in application and could modify the legal conclusions upon which such opinions are based. The opinions expressed herein are limited as described below, and we do not express any opinion on any other legal or income tax aspect of the transactions contemplated by the documents relating to the transaction.

         Based upon and subject to the foregoing, it is our opinion that:

         1. The statements made in the Base Prospectus and the Prospectus Supplement under the heading "Certain Federal Income Tax Consequences", to the extent that those statements constitute matters of law or legal conclusions with respect thereto, while not purporting to discuss all possible consequences of investment in the securities to which they relate, are correct in all material respects with respect to those consequences or matters that are discussed therein.

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American Home Mortgage Investment Trust 2004-4
December 21, 2004                                                         Page 4

         2. Under current United States federal income tax law as of the December 21, 2004, based upon certain financial calculations prepared at the request of the Underwriters concerning the projected payments on the Notes and assuming the accuracy of and compliance with the factual representations, covenants and other provisions of the Agreements without any waiver or modification thereof, although there are no regulations, rulings or judicial precedents addressing the characterization for federal income tax purposes of securities having terms substantially the same as those of the Notes, for federal income tax purposes the Notes (other than those certain classes, or portions of certain classes, of Notes which, at the time of their issuance, American Home Mortgage Investment Corp. or one of its qualified real estate investment trust, or REIT, subsidiaries acquires beneficial ownership thereof), will be classified as debt instruments.

         3. Assuming compliance with the Agreements, for U.S. federal income tax purposes, despite the fact that the Issuer will be classified as a taxable mortgage pool, the Issuer as of the date hereof is not and subsequently will not be subject to federal income tax as long as an entity that qualifies as a REIT under the Code holds, directly or indirectly, through one or more wholly owned qualified REIT subsidiaries, or QRS, 100% ownership interest in the Trust Certificates and the Class N Notess.

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American Home Mortgage Investment Trust 2004-4
December 21, 2004                                                         Page 5

         This opinion letter is rendered for the sole benefit of each addressee hereof with respect to the matters specifically addressed herein, and no other person or entity is entitled to rely hereon. Copies of this opinion letter may not be made available, and this opinion letter may not be quoted or referred to in any other document made available, to any other person or entity except (i) to any applicable rating agency, institution providing credit enhancement or liquidity support or governmental authority, (ii) to any accountant or attorney for any person or entity entitled hereunder to rely hereon or to whom or which this opinion letter may be made available as provided herein, (iii) to any and all persons, without limitation, in connection with the disclosure of the tax treatment and tax structure of the transaction (as defined in Treasury regulation section 1.6011-4) and (iv) as otherwise required by law; provided that none of the foregoing is entitled to rely hereon unless an addressee hereof. We assume no obligation to revise, supplement or withdraw this opinion letter, or otherwise inform any addressee hereof or other person or entity, with respect to any change occurring subsequent to the delivery hereof in any applicable fact or law or any judicial or administrative interpretation thereof, even though such change may affect a legal analysis or conclusion contained herein. In addition, no attorney-client relationship exists or has existed by reason of this opinion letter between our firm and any addressee hereof or other person or entity except for any addressee that is identified in the first paragraph hereof as a person or entity for which we have acted as counsel in rendering this opinion letter. In permitting reliance hereon by any person or entity other than such an addressee for which we have acted as counsel, we are not acting as counsel for such other person or entity and have not assumed and are not assuming any responsibility to advise such other person or entity with respect to the adequacy of this opinion letter for its purposes.

                                               Very truly yours,


                                               Thacher Proffitt & Wood LLP